Filed Pursuant to Rule 424(b)(3)
SEC File #333-173685

1st FRANKLIN FINANCIAL CORPORATION

SENIOR DEMAND NOTES

PERIODS OF DECEMBER 19, 2013 THRU DECEMBER 25, 2013
AND
DECEMBER 26, 2013 THRU JANUARY 01, 2014

Period of December 19, 2013 Thru December 25, 2013

Daily Balance	$1 to $2,499	$2,500 to $9,999	$10,000 to $49,999	$50,000 to $99,999	$100,000 & over
Effective Yield (a)	1.51%	1.51%	1.77%	1.77%	1.77%
Interest Rate	1.50%	1.50%	1.75%	1.75%	1.75%

Period of December 26, 2013 Thru January 01, 2014

Daily Balance	$1 to $2,499	$2,500 to $9,999	$10,000 to $49,999	$50,000 to $99,999	$100,000 & over
Effective Yield (a)	1.51%	1.51%	1.77%	1.77%	1.77%
Interest Rate	1.50%	1.50%	1.75%	1.75%	1.75%

(a)	Compounded daily based on 365/366 day year.

This is not an offer to sell, or the solicitation of an offer to purchase, these securities in any jurisdiction where such offer or solicitation is unlawful.  Any offer or sale will be made only by a prospectus, which is available by visiting us at 135 East Tugalo Street, Toccoa, Georgia, by writing us at P.O. Box 880, Toccoa, Georgia 30577 or by calling us at (706) 886-7571 or (800) 282-0709 (in GA) or (800) 700-7943 (outside of GA).

We are not a bank, and investments are not bank deposits or obligations and are not insured by the FDIC, SPIC or any other federal or state agency.  Investors must rely on the Company’s ability to pay principal and interest on the Senior Demand Notes.

Prospectus Supplement Dated December 19, 2013